UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 28, 2007

WELLCARE HEALTH PLANS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32209	47-0937650
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

8725 Henderson Road, Renaissance One
	Tampa, Florida	33634
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 290-6200

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As previously disclosed, there is an ongoing investigation of WellCare Health Plans, Inc. (the “Company”) by certain federal and state agencies, regulatory bodies and organizations, as well as other governmental and private party proceedings, and a special committee of the board of directors of the Company is conducting an independent investigation into matters raised by these investigations and proceedings. The ongoing investigations have caused various uncertainties that have, among other things, increased retention risk for employees of the Company and its subsidiaries. In light of these uncertainties, the Company’s board of directors has adopted a retention program and a severance program, each on a Company-wide basis, to, among other things, encourage the continued employment of certain employees who provide services to the Company and its subsidiaries, and to provide economic security to employees in the event of specified terminations of employment.

The Company’s chief executive officer, chief financial officer and general counsel are not eligible to participate in either the retention program or the severance program.  The Company's two other employees who are deemed “officers” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are eligible to participate in the retention program but not the severance program, as described below.

Retention Program – As designated by the Company’s board of directors, substantially all of the employees of the Company and its affiliates will be eligible to receive, subject to certain conditions, a one-time retention bonus ranging between 20% to 50% of the participant’s base salary (or base salary equivalent) in effect on December 31, 2008 (depending on the employment level of the employee) or, in the case of participants who are non-bonus eligible, two weeks of such participant’s base salary in effect on May 30, 2008, in either case only if the participant is employed by the Company or an affiliate of the Company on such date. As described above, two of the Company’s “officers” for purpose of Section 16 of the Exchange Act are eligible to participate in the retention program and will be eligible to receive a one-time retention bonus of 50% of their base salary. If the conditions of the retention bonus are satisfied, the retention bonus will be paid in cash within 30 days after May 30, 2008 or December 31, 2008, as applicable.  Participants in the retention program will also be entitled to benefits in the event of a change in control of the Company (as defined in the retention program) or in the event a participant is terminated prior to December 31, 2008 due to death, disability or reduction in force or position elimination.

Assuming all eligible participants satisfy the retention bonus conditions under the program, the total amount payable by the Company under the retention program would be approximately $35 million, of which $2.9 million is expected to be expensed in 2007,  approximately $31.4 million is expected to be expensed in 2008 and approximately $0.7 million is expected to be expensed in 2009.

In addition to the one-time retention bonus, the compensation committee of the Company’s board of directors may grant options to purchase shares of the Company’s common stock under the Company’s 2004 equity incentive plan to participants in the retention program. Any such grant of stock options will be made at the sole discretion of the compensation committee, will be granted at the fair market value of the Company’s common stock on the date of grant and will be accounted for in accordance with Statement of Financial Accounting Standards No. 123R. To date, no decision has been made by the compensation committee with respect to the potential grant of stock options to participants in the retention program.

Severance Program – The severance program provides:

•
in the case of employees of the Company and its affiliates at levels above manager, for payment of the severance benefits as described below in the event an eligible employee is terminated during the period from November 28, 2007 to December 31, 2009 (subject to extension in the event of a change in control of the Company (as defined in the severance program)) due to (i) a position elimination or a reduction in force, (ii) a termination by the Company or an affiliate for any reason following a change in control of the Company other than cause (as defined in the severance program), death or disability or (iii) the employee’s voluntary termination of employment for good reason (as defined in the severance program) following a change in control of the Company.  These severance benefits include the continuation of base salary for a period ranging from four to 12 months (depending on the employment level and tenure of the employee) and the extension of health care coverage during the applicable salary continuation period; and

•
in the case of other employees of the Company, for severance benefits if an eligible employee is terminated due to either position elimination or a reduction in force.  These severance benefits include continuation of base salary for a minimum of one month plus one week for each completed year of service, and, in some cases, the continuation of health benefits for a limited period of time.

Pursuant to Statement of Financial Accounting Standards No. 112, the Company will not accrue any costs associated with the severance program until such time, if ever, an employee is terminated under circumstances entitling him or her to benefits under the program.

The retention program, the severance program and any option agreements evidencing equity grants made by the compensation committee (if any such grants are made) will each contain a “clawback” provision requiring the employee to pay the compensation back to the Company under circumstances where the employee was determined by the Company’s board of directors to have engaged in actions that constituted certain wrongdoing or other misconduct.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2007	WELLCARE HEALTH PLANS, INC. /s/ Thaddeus Bereday Thaddeus Bereday Senior Vice President and General Counsel